Exhibit 99.2

Lexington Realty Trust – UNEDITED TRANSCRIPT

Q4 2020 Earnings Call

Company Participants:

T. Wilson Eglin, Chairman and Chief Executive Officer

Beth Boulerice, Executive Vice President, Chief Financial Officer and Treasurer

Brendan Mullinix, Executive Vice President and Chief Investment Officer

Lara Johnson, Executive Vice President

James Dudley, Executive Vice President and Director of Asset Management

Heather Gentry, Senior Vice President of Investor Relations

Operator:

Good day, and welcome to the Lexington Realty Trust Fourth Quarter 2020 Conference Call and Webcast. (Operator Instructions) Please note, this event is being recorded. I would now like to turn the call over to Heather Gentry of Investor Relations. Please go ahead.

Heather Gentry:

Thank you, operator. Welcome to Lexington Realty Trust’s Fourth Quarter 2020 conference call and webcast. The earnings release was distributed this morning, and both the release and quarterly supplemental are available on our website at www.lxp.com in the Investors section and will be furnished to the SEC on a Form 8-K.

Certain statements made during this conference call regarding future events and expected results may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Lexington believes that these statements are based on reasonable assumptions; however, certain factors and risks, including those included in today’s earnings press release and those described in reports that Lexington files with the SEC from time to time could cause Lexington’s actual results to differ materially from those expressed or implied by such statements. Except as required by law, Lexington does not undertake a duty to update any forward-looking statements.

In the earnings press release and quarterly supplemental disclosure package, Lexington has reconciled all non-GAAP financial measures to the most directly comparable GAAP measure. Any references in these documents to Adjusted Company FFO refer to Adjusted Company Funds from Operations available to all equityholders and unitholders on a fully diluted basis. Operating performance measures of an individual investment are not intended to be viewed as presenting a numerical measure of Lexington's historical or future financial performance, financial position or cash flows.

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On today’s call, Will Eglin, Chairman and CEO, Beth Boulerice, CFO, and Brendan Mullinix, CIO will provide a recent business update and commentary on fourth quarter results. Executive Vice Presidents Lara Johnson, and James Dudley will be available during the question and answer portion of our call. I will now turn the call over to Will.

T. Wilson Eglin:

Thanks, Heather. Good morning everyone. 2020 was an outstanding year for Lexington, and our fourth quarter results were excellent across all our business lines. In the fourth quarter, we generated Adjusted Company Funds from Operations of $0.19 per diluted common share to end the year at $0.76 per diluted common share, the high-end of our guidance range. Following a robust quarter of $182 million dollars of industrial purchases and $292 million dollars of sales, our industrial exposure increased to 91% of our gross real estate assets, excluding held-for-sale assets.

Portfolio operations have been very strong during the pandemic, with fourth quarter Cash Base rent collections averaging 99.8%. Also, during the quarter, leasing volume was healthy at 1.7 million square feet, consolidated same-store NOI was up 1.6%, and industrial cash renewal rents increased 3.4%, with overall fourth quarter cash renewal rents down roughly 2.5% due to office lease renewal rolldowns. We recently announced a dividend increase of 2.4%, supported by our positive results throughout the year, which equates to an annualized dividend of $0.43 per common share. Our plan is to continue growing our dividend annually.

Our company has evolved considerably over the last five years and we have mostly transitioned out of the office sector into the industrial sector, an asset class that we believe continues to have strong fundamentals and an expanding opportunity set. Along the way, we disposed of 127 consolidated non-industrial assets for two and a half billion dollars and purchased 60 industrial assets for approximately the same amount. Throughout this transition, our investment strategy has targeted purchases, build-to-suits, and select development opportunities in primarily warehouse and distribution assets in markets across the Sunbelt and lower Midwest.

We had an active year on the investments side, purchasing $612 million dollars of primarily Class A industrial assets and investing $60 million dollars into development projects. As we near completion of our portfolio transition, we will continue to focus on acquiring and developing primarily single-tenant, Class A warehouse and distribution properties in our target markets. While we expect to be active in the purchase market, we intend to allocate more capital to development opportunities in 2021 relative to 2020. In our view, this is the best way to achieve higher returns without compromising on quality when it comes to building characteristics, markets, and locations.

Just to highlight a couple of recent successes on the development side, during the 4th quarter, we had “value creation events” in our first two development projects located in the Columbus, Ohio market. These included selling a land position in one of our Etna parcels to Kohl’s Department Stores and executing a full building lease on our Rickenbacker project. These are two great outcomes for us, and we’re excited about the opportunities in our development pipeline going forward, which Brendan will discuss in more detail later in the call.

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Moving to sales, 2020 volume included $433 million dollars of predominately non-core assets at average GAAP and cash cap rates of 5.8% and 5.0%, respectively, an excellent result that was consistent with our prior disposition plan forecast. We were particularly pleased with the sale outcome of our Dow Chemical office building in the fourth quarter, as we retired a substantial amount of secured debt and deleveraged the balance sheet. Additionally, we sold two office properties in January for approximately $20 million dollars. While the office sales market continues to be impacted by the pandemic, we remain committed to selling our remaining office properties in an orderly manner and will continue to give regular updates on our progress and the forecasted sales results. The remaining office and other asset portfolio consists of 18 properties, which generated 2020 NOI of approximately $33.5 million dollars. We expect to market for sale most of this portfolio in 2021, which we currently value at around $300 million dollars.

Turning to leasing, we leased over 5.2 million feet square feet during 2020, and at year-end, our portfolio was 98.3% leased, representing a slight decline compared to the previous quarter primarily as a result of a year-end lease expiration in our Statesville, North Carolina industrial facility. We were very pleased with industrial Cash Base renewal rents in 2020, which increased 17.5%. At year-end, we had 3.7 million square feet of space expiring in our single-tenant industrial portfolio in 2021, of which we expect at least a third to be renewed, with expiring rents below market on average. Of the remaining leases, the two most significant expirations are our Olive Branch, Mississippi facility occupied by Hamilton Beach through June 2021 and our Laurens, South Carolina facility occupied by Michelin through November 2021. The Laurens location has multiple prospects interested in the property for either lease or sale, including the potential for a further extension with Michelin. Additionally, the Olive Branch location is experiencing significant leasing interest from full building users, which could result in minimal downtime.

Our balance sheet remains in excellent shape with leverage at 4.8 times Net Debt to Adjusted EBITDA at year-end. Our strong cash position, forward ATM contracts, retained cash flow, and proceeds from dispositions provide us considerable capacity to fund future growth initiatives.

In 2020 we began building out an ESG platform for our operations.  We understand the importance in doing so and have begun to establish a program that is appropriate for our portfolio given the limited control we have over many of our properties due to their net-lease, single-tenant nature. Our 10-K and website will contain a summary of our initiatives, goals, and performance, and we expect to report on ESG matters going forward as our platform evolves.

To conclude, we were very pleased with our fourth quarter and 2020 results. We have succeeded in monetizing much of our office portfolio, while constructing a high-quality industrial platform. Our focus remains on acquiring and developing well-located warehouse and distribution assets and disposing of our remaining non-core assets. While we will continue to experience some near-term dilution as we sell these assets, we believe that industrial property is demonstrably superior in terms of long-term cash flow growth.

With that, I’ll turn the call over to Brendan to discuss recent investments and our forward pipeline.

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Brendan Mullinix:

Thanks, Will. We had another active year on the investment front, acquiring 16 industrial properties totaling 6.6 million square feet for $612 million dollars at average GAAP and cash cap rates of 5.4% and 5.0%, respectively. These assets have an average age of two years and an attractive weighted-average lease term of 8.3 years, with average annual rental escalations of 2.3%. Our overall industrial portfolio continues to be shaped with a focus on building quality, age, and user versatility in targeted growing industrial logistics markets in the Sunbelt and lower Midwest.

Fourth quarter purchase activity was consistent with these attributes and markets and comprised of four warehouse/distribution properties, totaling 1.4 million square feet in two Dallas/Fort Worth logistics submarkets as well as submarkets in Phoenix and Greenville/Spartanburg. These properties all feature modern specs, good highway access, and ample trailer parking, with an average lease term of 9.4 years and annual rental escalations of 2% or higher. During the quarter, we also closed on and began funding a build-to-suit industrial project in Phoenix, which we expect to be completed in the third quarter of 2021.

Subsequent to year-end, we purchased three recently constructed, Class A warehouse/distribution facilities for approximately $51 million dollars totaling 520 thousand square feet, further adding to our holdings in the Indianapolis and Central Florida markets.

We are currently reviewing over $600 million dollars of existing deals in the market. Pricing continues to be very competitive, and as evidenced by our 2020 purchases, cap rates have compressed from a year ago. While the industrial market opportunity is vast, we are unlikely to compromise on asset quality in favor of current return. Our increased development focus with long-standing development partners will allow for potentially greater value creation compared to purchases and complement our existing industrial portfolio.

Will mentioned earlier that we had secured a full building lease at our 320,000 square foot Rickenbacker project in Columbus late in the fourth quarter with a subsidiary of PepsiCo, for 3 years. The base building was substantially completed this quarter. Our expected development cost basis in the fully completed project is estimated to be about $20 million dollars. We were pleased to have pre-leased the full building prior to completion at an attractive development yield, with anticipated stabilized GAAP and cash cap rates of 7.8% and 7.6%, respectively.

Also, in the fourth quarter, at our Etna West development site in Columbus, we sold the ground position under the 1.2 million square foot e-commerce distribution center leased to Kohl’s Department Stores, which exercised its two-year purchase option, for $10.6 million dollars. This transaction resulted in a gain on sale of $5.9 million.

Our Shugart Farms development project, a Class A, 910 thousand square foot distribution center in the I-85 South submarket of Atlanta, is slated for substantial completion around the end of the first quarter of 2021 and is currently available for lease. Market absorption in the Atlanta industrial market in 2020 exceeded total absorption in both 2018 and 2019 and remains a market with high user demand.

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Lastly, our future pipeline includes three development projects in which we are in late stage negotiations and due diligence. These projects are in Indianapolis, Central Florida, and Phoenix, target markets where we intend to continue building a larger presence.

With that, I’ll turn the call over to Beth to discuss financial results.

Beth Boulerice:

Thanks, Brendan. Adjusted Company FFO for the fourth quarter was approximately $55 million dollars, or $0.19 cents per diluted common share. We achieved the high-end range of our 2020 Adjusted Company FFO guidance at $0.76 cents per diluted common share. Our 2020 Adjusted Company FFO payout ratio was 55.6% and continues to provide us ample retained cash flow.

This morning, we announced 2021 Adjusted Company FFO guidance in the range of $0.72 cents to $0.76 cents per diluted common share. This range incorporates our commentary on dispositions, investments, and leasing we have made on this call.

We generated revenues of approximately $83.3 million dollars in the fourth quarter, which represented a slight increase compared to the same time period in 2019. Overall in 2020, gross revenues increased $4.5 million dollars year-over-year. This increase was primarily attributable to new acquisitions partially offset by sales.

Property operating expenses were relatively flat year-over-year, however, tenant reimbursements increased to 84% for 2020 compared to 72% for 2019. Our 2020 G&A of $30.4 million was in-line with our revised target range of $30 to $31 million dollars and we expect 2021 G&A to be within a range of $31 to 33 million dollars.

Same-store NOI increased 1.6% primarily as a result of a 2% increase in same-store industrial NOI. Year-over-year, our consolidated same-store leased portfolio decreased 140 basis points to 97.6% primarily due to the year-end lease expiration of our Statesville, North Carolina property. At year-end, approximately 86% of our industrial portfolio had escalations with an average rate of 2.1%.

Our 2020 rent collections were among the best in the REIT sector. We collected 99.8% of Cash Base rents throughout the year and as of the end of 2020, we had only granted two rent relief requests in our consolidated portfolio, which we have discussed on previous calls. Bad debt expense was minimal during the fourth quarter, with only $212 thousand dollars of bad debt expense incurred.

Capital markets activity during the quarter included the sale of an additional 1.1 million common shares under the forward delivery feature of our ATM program. These shares increased our forward sales contracts to 5.0 million common shares for the year with an aggregate settlement price of $55 million as of year-end 2020.

Our balance sheet remains exceptionally strong with leverage at a low 4.8 times net debt to adjusted EBITDA at year-end. We had substantial cash of $179 million dollars on the balance sheet at year-end and nothing outstanding on our unsecured revolving credit facility. In connection

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with the sale of the Dow Chemical office building, we satisfied $178.7 million dollars of secured debt with an interest rate of 4.0%. This contributed to an increase to our Unencumbered NOI to over 89% at year-end.

At year-end, our consolidated debt outstanding was approximately $1.4 billion dollars with a weighted-average interest rate of approximately 3.3% and a weighted-average term of 6.9 years.

With that, I’ll turn the call back over to Will.

T. Wilson Eglin:

Thanks Beth. I will now turn the call over to the operator who will conduct the question and answer portion of this call.

Operator:

Thank you. We will now begin the question and answer session. (Operator Instructions)

Our first question comes from Anthony Paolone with JP Morgan.

Anthony Paolone:

First question is on the development activity that you expect for 2021. I think you had mentioned either in the release or in your comments about spending more on development versus acquisitions. Can you just maybe be a bit more specific on what you think the activity will amount to this year?

T. Wilson Eglin:

Sure, Tony. Brendan mentioned, there's a few projects that we're working on. And if those come to fruition, we could have roughly $200 million of funding for development activities in addition to whatever we're purchasing in the acquisition market.

Anthony Paolone:

Okay. And you'd mentioned, I think the yield on Columbus was up in the high sevens. What do you think the pipeline that you're teeing up now looks like?

T. Wilson Eglin:

Brendan, you want to share your thoughts on that?

Brendan P. Mullinix:

Yes, sure. The yields will vary depending on the project. But generally targeting development yields in the range of between 5.25% and 6%. And hopefully, there's some conservatism there. Our base underwriting includes 12 months of downtime, which can really enhance yields when you lease more quickly as we did in the Columbus development project, where we leased immediately.

Anthony Paolone:

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Okay. So I mean, if I step back, if you spend a couple of hundred million dollars on development, and it sounds like that might be a bit more than what you think you'll do on the acquisition side, but then you talked about these other assets that could be pretty high cap rate sales. I mean, how should we think about that as you look out over the next couple of years? Is that going to be a pressure point? Do you think there's enough on the development and acquisition side to offset sort of the remaining dilution to clean out the noncore stuff? Or what happens there?

T. Wilson Eglin:

Well, implied in our comments is that what's left to sell in the office and other asset portfolio is likely a low double-digit cap rate outcome. So we won't offset that entirely in a leverage-neutral context. But our leverage is low. We would be comfortable with it going up a little bit if there's good opportunity. In the acquisition market, from our perspective, we need to execute on the sale plan this year, but we're comfortable with a $500 million or $600 million investment plan. We can still keep our leverage sort of in the midpoint of what we've indicated as a comfortable range. So we do have a fair amount of balance sheet capacity to take advantage of opportunity, but it's, at the same time, it's a competitive marketplace. So, we want to be careful and pick our spots versus being predictive about acquisition volume.

Anthony Paolone:

Okay. And Brendan mentioned just the competitiveness in the market and cap rate compression. Is there any sort of premium to be gained going either shorter duration or anything like that at this point?

Brendan P. Mullinix:

Yes. I mean I would say that certainly, the most aggressive cap rates that you're seeing would be attributable to longer leases in the more primary markets, so a ten-year Amazon in a more primary market, for example. So being able to underwrite a range of lease durations, including some shorter lease durations is helpful to take advantage of the opportunity to get slightly more yield when you can appropriately underwrite the leasing outcomes.

Anthony Paolone:

Okay. And just one final detail item. I just want to make sure that I think the $50 million in forward equity, that's still out there that's not been brought in yet. Is that right?

Beth Boulerice:

Yes, that's right.

Operator:

Our next question comes from Sheila McGrath with Evercore.

Sheila McGrath:

On the Ohio Rickenbacker development, the yields are much higher than you're targeting on other projects. If you could just talk about what's driving that? Was that low land basis or doing better

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on rent? And can you remind us if there -- I think there were other development opportunities at that site?

Brendan P. Mullinix:

It's Brendan again. Yes, there were a couple of aspects to the Rickenbacker leasing outcome. One is we did have an attractive basis in that property, for sure. And in addition, we were able to lease the property prior to completion or just around substantial completion. So we were able to take out a year of carry, which is built into our other forward underwriting. So there's a good yield benefit there.

In addition, and in this project, the PepsiCo lease is actually a little bit shorter. It's a three-year lease, but that was offset by having -- we had PepsiCo fund the bulk of the tenant improvement build-out, which also really enhanced our yields there. We have that Rickenbaker project was a single building project. We additionally have two land parcels across from each other in Etna and those are multi-building sites that we've been building out infrastructure at for the last couple of years.

That project at the outset, was set up to focus primarily on build-to-suit opportunities. As the market over the, particularly the last couple of years, has shifted away from build-to-suit and has really been dominated by spec development and when you're talking about generic bulk distribution product, we're evaluating potentially moving forward with the spec project on either our East or West sites there In Etna. We have already developed a pad on the West site for an 800,000 square foot building.

Sheila McGrath:

Okay. Great. And then I think either Will's remarks or yours, Brendan, I'm not sure who mentioned that you have a stable of development partners. Can you just explain to us how deals are structured with these development partners? Do they get a fee or just explain to us how it works?

Brendan P. Mullinix:

Yes. Well, first addressing the stable. We -- as you're aware, Lexington has been very active over its history in build-to-suit and frequently partner with merchant builders on build-to-suit investments. And as far as our purchase market activity of existing facilities, that's really, again, dominated. The sellers are very much to those part of merchant builder sellers. So we have a lot of great relationships with merchant builders all over the country, and many of them are very long- term relationships. And that's been the focus of looking at the partnerships moving forward to develop these speculative projects.

For competitive reasons, I'm not going to get into a lot of detail about the way that these branches are structured. But they are typically anywhere between -- they're typically around a 90/10 joint venture split between capital partners and operating partners. There's typically a base development fee that's around 4%. And then there's a promote structure based on success. And that's where I won't be too specific.

But these are structures that are very common in the merchant building world and it allows Lexington to get a little closer to the development yields or a lot closer, I should say, than what we're buying in the purchase market.

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Sheila McGrath:

Okay. And last question for me. Just on the part of the appeal, I think, going forward is lowering your capital expenditure outlook by shifting to industrial. If you could just give us some insight on how much capital expenditures you're budgeting this year and either how that compared to the recent past or going forward, how much you expect that to ramp lower?

Beth Boulerice:

Hi, Sheila, it's Beth. It's a function, of course, of the potential leasing outcomes for the year and the timing of the TI work that's being done, of course. We are going to be coming down as we transition away from the office product into the industrial product. So now, at the beginning of the year, I would say it's somewhere between $15 million and $25 million for 2021. We'll have a better handle on the exact amount as we go through the year. And in general, on the capex, we look at $0.10 to $0.11 per square foot on average. But if you look back in our history, you'll see that we were spending $50 million a year on TI's and capex and LC's. So we're looking forward to a new era of lower capex.

Operator:

Our next question comes from Craig Mailman with KeyBanc Capital Markets.

Craig Mailman:

Will, just on the 2021 expirations, the bigger ones in Mississippi and South Carolina, I mean, what are the potential mark- to-markets there?

T. Wilson Eglin:

James, why don't you jump in and give your perspective?

James Dudley:

Sure. So on the -- we're in a pretty competitive situation right now on the one in Memphis. I don't want to get into too much detail as to where we're at. But there should not be a negative mark-to-market there. Our expectation is depending on the outcome, that those should go up. And then the Lawrence facility is also kind of dependent on the outcome as well. We've got a couple of different opportunities there that we're pursuing, including a potential renewal with the incumbent tenant. If it's a renewal, it should be flat to a little bit of an increase. If it ends up being multi-tenant, it could be flat to a minor decrease. And if we replace them with a large single tenant, then it probably is a slight decrease to what they're currently paying.

Craig Mailman:

All right. That's helpful. And then maybe for Brendan, I mean, you're throwing out there 5.25% to 6% development yields. You guys are -- there could be upside depending on downtime and other things in your underwriting. But as you guys are expanding in markets that are seeing more construction overall. I mean, is that an appropriate risk-adjusted return when you guys are trading, your equity is slightly above the 6% cap, at least on my numbers. Is that -- do you feel like you're getting paid for any of that risk?

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T. Wilson Eglin:

We do, Craig. As an alternative to being in the purchase market, it's, in our mind, a much better capital allocation. So, we're allocating more capital to development than we did last year. But we're being very patient as we accumulate success in that space. Our first two projects worked out very well. We're very optimistic about the Atlanta project, and then there's a few more. Whether we commit more capital to development beyond that pipeline remains to be seen. But to us, it's an important part of our business. It's an opportunity to enhance our returns without chasing either weaker credits or older real estate with obsolescence risk.

Craig Mailman:

And then just maybe like a bigger picture question, maybe -- dovetails to my last one, but as I look at what you guys have done on the execution side, it's kind of -- you guys have hit what you said you were going to do, right, bringing industrial to 91%. The stock has clearly benefited here. And when I look at valuation, right, you guys, at least from a multiple perspective are in the ballpark of where kind of the more focused industrial guys are. But when you kind of take a step back, your AFFO growth, your same-store growth, kind of trades at a discount or it's not as a premium relative to peers.

So I'm just kind of curious, as you guys look forward, in order to continue to chip your equity cost down towards some of those peers, I mean, what are you guys planning, if anything, on the investment side to be able to boost that growth profile going forward to kind of justify continued multiple expansion to kind of better compete for capital with some of your peers?

T. Wilson Eglin:

Well, I think there's several things that we're focused on. We still view it as a priority to finish the transition to 100% industrial and trade out of what's left of the office portfolio. I think that's a key factor for us. We want to add selectively to our investment pipeline and the development because we think that there's a better chance for us to capture value there versus purchases in many cases. And then the other big thing is we have to prove the point about having the opportunity to mark our rents to market better than we have historically, and that will prove the shift in our underwriting over the last few years toward modern Class A warehouse and distribution properties in our target markets. We know we have to prove that. We've made good progress in terms of positioning the portfolio so that it has good organic growth as reflected by the amount of revenue that we have subject to lease escalations but we have to prove the point where our leasing spreads are positive when we come off lease. And I think we're very optimistic on how well we can do in 2021. We did very well last year. But we understand that given that a portion of our portfolio is older and is in manufacturing assets that some of our mark-to-market opportunities over the next few years won't be as robust as some of the peer companies.

Craig Mailman:

Right. And I guess going to your commentary about the rent spreads like the Hamilton Beach and Michelin, maybe you're going to get a slight uptick there, and that's 3% of your industrial rents in aggregate. I mean, is there any discussion about maybe going smaller from an asset perspective in terms of square footage or what have you going, mixing in a bucket of assets with much shorter lease duration than what you normally have, so that you guys can capture that rent upside with maybe a little bit of a less of a risk profile to having these million square foot plus binary outcomes

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in some instances and as a way to better compete with some of your peers and drive that internal growth higher?

T. Wilson Eglin:

Yes. Absolutely, Craig. We've been adding smaller facilities to the portfolio. And we would add assets with two or three tenants in them. So there is a multi-tenant opportunity in our target markets that we're aware of that could make sense for us. And we're not averse to buying buildings that aren't fully leased either. If there's an opportunity to capture greater yield from leasing and otherwise working an asset.

Operator:

Our next question comes from Jamie Feldman with Bank of America Merrill Lynch.

Jamie Feldman:

I was hoping to just get some more color around the guidance assumptions. So I apologize if I missed it. Did you say what your -- what acquisition and disposition volumes were included in your outlook?

T. Wilson Eglin:

We didn't. We try not to be predictive about acquisition volume. But I think on the disposition side, if you were modeling $200 million to $300 million of completed sales, that would be a number that we were comfortable with. And if we can execute on those sales, given the way our balance sheet is positioned, we certainly have the capacity to invest sort of $500 million to $600 million and still stay within a comfortable range from a leverage standpoint.

James Feldman:

Okay. And then the right way to think about the sales is, you said high single-digit -- or high -- sorry, low double-digit cap rates versus --

T. Wilson Eglin:

Yes, overall. The outcomes are lumpy, though, in that portfolio. So it won't be the same cap rate on everything, obviously.

James Feldman:

Okay. And then on the investment side, it sounds like kind of 6%-ish yields make sense?

T. Wilson Eglin:

That would be high on development initiatives that could be achievable. But in the purchase market, most of the things that we see that are of interest are more in the 4.5% to 5% percent area on a cash basis. And obviously, the GAAP cap rate would be higher.

James Feldman:

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How much higher?

T. Wilson Eglin:

It depends on term and escalations.

James Feldman:

So of the 5% to 6%, how much of that do you think could be development versus acquisitions?

T. Wilson Eglin:

Well, we could see, at the moment, committing as much as $200 million to development projects this year with the balance of activity in the purchase market.

James Feldman:

Okay. That's helpful. And then you had mentioned a third of the expirations you think will be renewals. And then you mentioned two big leases, but it looks like there's actually 43 expirations in 2021, if you add up the office and industrial. I mean how do we think about the rest of that group? Or are they so small that they're actually included in the one-third and the two you mentioned are two-thirds? I just want to make sure we kind of see the full picture here.

T. Wilson Eglin:

Okay. I think the majority of those are in Hawaii. Beth, do you want to take it, or I can?

Beth Boulerice:

Yes. I was just going to say the same. There's a small tenants in mainly our Hawaii property and then some smaller tenants in Antioch.

T. Wilson Eglin:

Right. So there are six primary industrial leases that are rolling in 2021. And then there's really only one of any size left on the office side. There are a couple of small ones, one retail tenant in the Philadelphia office building and then one small tenant in our Arlington office building. Or primarily it's six industrial leases.

James Feldman:

Okay. That's helpful. And then you had mentioned 2.4% distribution growth in 2020. It sounds like with the portfolio repositioning, maybe there's a little bit of a drag in 2021. How do you think about the potential for growth, especially given your comments before on capex, less capex, this year. Is 2.4% something that seems high or low when you think about kind of annual dividend growth going forward?

T. Wilson Eglin:

Yes. I mean, our thought is to increase the dividend $0.01 a year until taxable income gets to the point where it's pushing against that in favor of more growth. So we're very comfortable with

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continuing to grow the dividend at that rate for the foreseeable future. We think the dividend will be among the best covered in the space. And if you think about it, if the model is retaining $50 million or $60 million a year of free cash flow just from reinvesting that capital, that in and of itself drives dividend growth.

James Feldman:

Okay. That's helpful. And then finally, I guess, you mentioned Sunbelt lower Midwest states. I mean what's limiting you to that -- those regions? And as you think about those regions, are you seeing a pickup from re-shoring that seems to be a target area where maybe we'd see that?

T. Wilson Eglin:

Yes, I think generally speaking, we want to be more targeted in our market focus, so that we get more concentrated positions. We think that helps us both in terms of accessing and underwriting new investments and enhancing our opportunities in those places versus being much more broadly geographically diversified. And with respect to on-shoring, I'll see whether maybe Brendan or James, you have a perspective on that in terms of what you're seeing?

Brendan P. Mullinix:

This is Brendan, maybe I'll start. I mean I think one of the dynamics that has really been demonstrated across the market in 2020, and it was particularly seen in the fourth quarter is the dominance of bulk leasing. And there's -- clearly, much reported level of activity by Amazon and Amazon was a very significant piece of that. But if you look at the breakdown in tenancy in that bulk space, at the same time, it's really broadly distributed in a number of different other industries. And I think that, that really speaks to companies seeking to secure their supply chain resiliency.

On the on-shoring and near-shoring, that factor will lag, right, because that will require some more manufacturing to onshore into the U.S. So that has been less of a factor. But there are certainly arguments for that to happen. I think if you look at where you might expect that to happen in the U.S., I think that our geographies are very well suited for manufacturing in terms of affordable labor base, skilled labor base, whether that's in the Midwest or across the sunbelt, they're very favorable business climates. And so I think that in terms of our geographic focus, it's very well positioned to benefit from those increases in near-shoring onshore.

James, I don't know if you have anything to add to that?

James Dudley:

No, I think you covered it.

Operator:

Our next question comes from John Massocca Ladenburg Thalmann.

John Massocca:

So I know there's still some work to do on the office disposition side of things. But as we think longer-term about the next leg of the capital recycling strategy, is the view to sell assets out of the

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heavy and light manufacturing bucket? And I guess if that's the case, how much premium is there to selling those assets with kind of sizable term left on the lease?

T. Wilson Eglin:

I think we would be opportunistic about harvesting value there. If we're shrinking that portfolio, I'm not saying that there wouldn't be some disposition activity. But those assets have long lease duration and they throw off a lot of free cash flow. And that's right, providing an opportunity for us to reinvest a lot of that cash flow to support our growth plan. So we're not interested in parting with them at anything that's not a very full valuation.

John Massocca:

But I guess, as you kind of talk about that being potentially the area where you have risk of a kind of mark-to-market down. And there is kind of this bid out there in the market for things that just kind of headlined industrial. I mean, is there any kind of incentives to kind of clear that out of the portfolio so that people have real confidence in kind of the run rate NOI in the portfolio today? Or is it -- we really want this cash flow to also kind of help support the dividend and other kind of positive things, leverage wise and stuff like that?

T. Wilson Eglin:

I think either way, it's fine for us. We understand that industrial as an asset class is extremely hot. And we're not averse to doing something more significant in that space if it's good for the company. So there's nothing imminent, but I do think the value there is probably underappreciated in the context of our current share price. Often, tenant retention is extremely high there for long periods of time. It's very difficult to move manufacturing facilities. And often, occupancy, as I said, is sticky for a long period of time and in a rent negotiation with a tenant that doesn't have great options; that's often a good outcome for landlords. So I don't want to sort of overemphasize the risk around leasing outcomes. It's been a very, very good business for us.

John Massocca:

Okay. And then maybe talking about the office itself. And understanding a lot of it kind of moves and interest rates have happened very recently. Have you seen any change in demand from potential office buyers, given some of the interest rate volatility? I mean is it boxing some people out of the market or maybe pulling them into the market as they get worried the window for attractive funding is potentially closing?

Lara Johnson:

This is Lara. I think the latter is certainly true. And when you have a high-quality tenancy, long duration lease and a fairly strong market. So the activity for assets with those characteristics has been intense and buyers seem as eager as ever to put capital out for assets like that. It continues to be kind of a tale of two worlds in that buyers continue to struggle to underwrite impending vacancy and rollover. So for assets that have that profile, the market is more challenging.

James Feldman:

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Okay. And then one last one. Maybe kind of repainting outlook for Statesville, sorry if I missed that earlier in the call. And then any changes in some of the other lease expirations that weren't talked about, some of the smaller ones like Kalamazoo and Millington, etc.?

James Dudley:

Sure. So on Statesville, we've had some activity, both from full building users and from multi-tenant prospects, but there's nothing imminent at this point. It's been off of expiration for less than two months. It's a functional building in Charlotte, and we expect to have a positive leasing outcome. It may just take a little bit of time.

So Kalamazoo, Dana is moving out. We're in the process of re-tenanting to get with the subtenants that they put in place. That's still kind of up in the air right now. We haven't solidified the terms on those yet because there's still quite a bit of term left with the Dana lease. Millington, we're right at the finish line to try to get a renewal done with them, which will be an increase in rent. Let's see. And then the other 2021 is a smaller building in Rockford, which is the suburb of Chicago. And it's too soon to tell there, but the tenant is fully utilizing the facility. And our expectation is they'll renew.

Operator:

[Operator Instructions.] Our next question comes from Todd Stender with Wells Fargo.

Todd Stender:

Just back to the PepsiCo lease at Rickenbacker project. Is there anything you can share about what they do with the facility, how they're utilizing it? Is it bottling or manufacturing? I know they put some TI dollars in, but just kind of maybe some color to hear why they only signed a three-year lease.

Brendan P. Mullinix:

It's a fairly generic distribution use for Gatorade. There's no specialized bottling or anything like that. I think that the shorter lease is just a -- I guess the strategy that PepsiCo is using across their markets where they're trying to match up lease expirations with other lease expirations they have in given markets, which gives them more flexibility.

From our perspective, in this case, we were comfortable mitigating that risk by having them fund the bulk of the TI package. And obviously, the development yields were very attractive as well.

Todd Stender:

That's helpful. And maybe just to stick with you. Just looking at the ten-year treasury yield moving higher as of late. Is that impacting -- or have you seen any impact on market pricing; both on acquisitions and also dispositions of office?

Brendan P. Mullinix:

So why don't I start with acquisitions and I think Lara sort of spoke to it on the disposition side a moment ago. But in terms of investments, typically, when you see moves in interest rates, rules on

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the acquisition side, tend to lag, we haven't seen any noticeable change in cap rates yet corresponding to the moves in interest rates. I think that for those leverage buyers, they're -- I think they're also benefiting from some spread compression on the lending side, too, that's offsetting some of the base rate changes. That will remain to be seen how that may play out.

Todd Stender:

Got it. And then maybe for Beth. Just looking at -- from a modeling perspective, is it fair to assume that the forward equity contracts are settled in the back half of the year? You still have some disposition proceeds to redeploy, maybe just a timing comment on that.

T. Wilson Eglin:

Sure, Todd. Yes. We do have some cash now. So it will be later. We do have to settle the contracts between August and November. So it will be by then.

Operator:

[Operator instructions]. We will now pause the short moment to allow questioners to enter the queue.

There are no further questions at this time, this concludes our question-and-answer session. I would like to turn the conference back over to Mr. Eglin for any closing remarks.

T. Wilson Eglin:

We appreciate everyone joining us this morning. Please visit our website or contact Heather Gentry if you would like to receive our quarterly materials. In addition, you may contact me or the other members of senior management with any questions. Thank you and have a great day.

Operator:

The conference has now concluded.

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